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                                                                     EXHIBIT 11





                      HARTFORD LIFE, INC. AND SUBSIDIARIES

         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (In millions)


                                                                       1997        1996        1995         1994          1993
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
   EARNINGS                                                         $   480      $      31    $   226     $    223      $    201
ADD:
FIXED CHARGES
   Interest expense                                                      58             55         35           29            25
   Interest factor attributable to rentals                                9              9          8            8             8
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   TOTAL FIXED CHARGES                                                   67             64         43           37            33
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EARNINGS, AS DEFINED                                                $   547      $      95    $   269     $    260      $    234
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FIXED CHARGES
   Fixed charges above                                              $    67      $      64    $    43     $     37      $     33
   Dividends on subsidiary preferred stock                                -              -          -            -             -
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TOTAL FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS             $    67      $      64    $    43     $     37      $     33
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RATIOS
   Earnings, as defined, to total fixed charges (1)                     8.2           1.5         6.3          7.0           7.1
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   Earnings, as defined, to total fixed charges and
      preferred dividend requirements                                   8.2           1.5         6.3          7.0           7.1
-----------------------------------------------------------------------------------------------------------------------------------

(1) The 1996 earnings to total fixed charges ratio, excluding charges of $348, before taxes, primarily related to the recognition of losses on Closed Book GRC, was 6.9.